EXHIBIT 4.3

SECOND AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

KBS Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), has adopted a Dividend Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1.        Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is 80,000,000.

2.        Participants. “Participants” are holders of the Company’s shares of Common Stock who elect to participate in the DRP.

3.        Dividend Reinvestment. The Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. To the extent required by state securities laws, such shares will be sold through the broker-dealer and/or dealer manager through whom the Company sold the underlying shares to which the Distributions relate unless the Participant makes a new election through a different distribution channel. To the extent permitted under state securities laws, the Company will pay selling commissions on shares of Common Stock purchased in the DRP if the Company paid selling commissions on the underlying shares to which the Distributions relate in the Company’s initial public offering. Participating broker-dealers may agree to waive selling commissions on dividend reinvestment plan shares.

4.        Procedures for Participation. Qualifying stockholders may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the Company, the dealer manager or participating broker-dealers. To increase their participation, Participants must complete a new enrollment form and, to the extent required by state securities laws, make the election through the dealer manager or the Participant’s broker-dealer, as applicable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP on the date that the Company makes a Distribution. Distributions will be paid monthly as authorized and declared by the Company’s board of directors.

5.        Purchase of Shares. Until completion of the Company’s offering stage, Participants will acquire Common Stock at a price of $9.50 per share. Three years after completion of the Company’s offering stage, Participants will acquire Common Stock at a price equal to the estimated value per share of the Company’s Common Stock, as determined by the Company’s advisor or other firm chosen by the board of directors for that purpose. The Company’s offering stage will be complete when the Company is no longer publicly offering equity securities and has not done so for one year. For the purpose of determining when the Company’s offering stage is complete, public equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or redemption of interests in KBS Limited Partnership, the Company’s operating partnership. Participants in the DRP may purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed the ownership limits set forth in the Company’s charter, as amended, unless exempted by the Company’s board of directors.

6.        Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.

7.        Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.

8.        Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all of the whole shares acquired by the Participant through the DRP. Fractional shares will not be voted.

9.        Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof. The Company shall provide such information reasonably requested by the dealer manager or a participating broker-dealer, in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934.

10.        Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least ten business days prior to the last day of the fiscal period to which the Distribution relates. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.

11.        Amendment or Termination of DRP by the Company. The board of directors of the Company may amend or terminate the DRP for any reason; provided that any amendment that adversely affects the rights or obligations of a Participant (as determined in the sole discretion of the board of directors) shall only take effect upon ten days’ written notice to the Participants.

12.        Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

13.        Governing Law. The DRP shall be governed by the laws of the State of Maryland.